SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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Inuvo, Inc.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
____________________

TO BE HELD ON JUNE 21, 2012

We will hold the 2012 Annual Meeting of stockholders of Inuvo, Inc. at The Penn Club of New York, Chestnut Boardroom, 4th Floor, 30 W 44th Street, New York, NY 10036 on June 21, 2012 at 9:30 a.m. local time.  At the annual meeting you will be asked to vote on the following matters:

●	the election of three Class I directors,
●	the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm, and
●	any other business as my properly come before the meeting.

The Board of Directors has fixed the close of business on May 7, 2012 as the Record Date for determining the stockholders that are entitled to notice of and to vote at the 2012 Annual Meeting and any adjournments thereof.

All stockholders are invited to attend the annual meeting in person.  Your vote is important regardless of the number of shares you own.  Please vote your shares by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or by facsimile.

By Order of the Board of Directors

/s/ Peter Corrao
New York, New York	Peter Corrao
May 7, 2012	Chief Executive Officer and President

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 21, 2012:  This proxy statement, along with our Annual Report on Form 10-K for the year ended December 31, 2011, are available free of charge on our website www.inuvo.com.

INUVO, INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1.A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the Securities and Exchange Commission on March 29, 2012 (the “2011 10-K”).

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF STOCKHOLDERS

General Information

The accompanying proxy is solicited by the Board of Directors of Inuvo, Inc. for use at our 2012 Annual Meeting of Stockholders to be held on June 21, 2012, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders.  The date of this proxy statement is May 7, 2012, the approximate date on which this proxy statement and the enclosed proxy were first sent or made available to our stockholders.

This proxy statement and the accompanying proxy card are being mailed to owners of our common shares in connection with the solicitation of proxies by the Board of Directors for the 2012 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all common stockholders, many of whom live throughout the United States and are unable to attend the 2012 Annual Meeting in person, to vote. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.

Electronic Access.  To access our proxy statement and 2011 10-K electronically, please visit our corporate website at www.inuvo.com.  The information which appears on our website is not part of this proxy statement.

Voting Securities.  Only our stockholders of record as of the close of business on May 7, 2012, the Record Date for the 2012 Annual Meeting, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 23,161,879 shares of our common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the 2012 Annual Meeting. Each holder of record as of that date is entitled to one vote for each share held. In accordance with our by-laws, the presence of at least 33 1/3% of the voting power, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum which is required in order to hold 2012 Annual Meeting and conduct business.  Presence may be in person or by proxy.  You will be considered part of the quorum if you voted on the Internet, by telephone, by facsimile or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the 2012 Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The routine matter to be voted upon at our 2012 Annual Meeting is the ratification of the appointment of our independent registered public accounting firm.  The remaining proposal to be voted on at our 2012 Annual Meeting is not considered a routine matter.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised.  All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted by the individuals named on the proxy card as recommended by the Board of Directors.  A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. A stockholder wanting to vote in person at the 2012 Annual Meeting and holding shares of our common stock in street name must obtain a proxy card from his or her broker and bring that proxy card to the 2012 Annual Meeting, together with a copy of a brokerage statement reflecting such share ownership as of the Record Date.

Board of Directors Recommendations.  The Board of Directors recommends a vote FOR proposals 1 and 2.

Attendance at the Meeting.  You are invited to attend the annual meeting only if you were an Inuvo stockholder or joint holder as of the close of business on May 7, 2012, the Record Date, or if you hold a valid proxy for the 2012 Annual Meeting. In addition, if you are a stockholder of record (owning shares in your own name), your name will be verified against the list of registered stockholders on the Record Date prior to your being admitted to the annual meeting.  If you are not a stockholder of record but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee. The meeting will begin at 9:30 a.m. local time. Check-in will begin at 9:00 a.m. local time.

Communication with our Board of Directors.  You may contact any of our directors by writing to them c/o Inuvo, Inc., 143 Varick Street, New York, New York 10013. Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication. We may initially receive and process communications before forwarding them to the applicable director.  We generally will not forward to the directors a stockholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about Inuvo.  Concerns about accounting or auditing matters or communications intended for non-management directors should be sent to the attention of the Chairman of the Audit Committee at the address above. Our directors may at any time review a log of all correspondence received by Inuvo that is addressed to the independent members of the Board and request copies of any such correspondence.

Who can help answer your questions?  If you have additional questions after reading this proxy statement, you may seek answers to your questions by writing, calling or emailing:

John B. Pisaris, Esq.
General Counsel
Inuvo, Inc.
143 Varick Street
New York, New York  10013
Telephone: (212) 231-2000
Telecopier: (561) 491-2716
email: john.pisaris@inuvo.com

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

The Board, upon recommendation by the Nominating, Corporate Governance and Compensation Committee, has nominated Messrs. Richard K. Howe, Charles D. Morgan and Joseph P. Durrett for re-election as Class I directors, each to hold office until the 2015 annual meeting of stockholders or until his successor has been duly elected and qualified.

The following is biographical information on the current members of our Board of Directors:

Directors Standing for Election as Class I Directors

Name	Age	Positions	Director Since
Richard K. Howe	49	Executive Chairman of the Board	2008
Charles D. Morgan	69	Director	2009
Joseph P. Durrett	66	Director	2012

Richard K. Howe.  Mr. Howe has been a member of our Board of Directors since November 2008, and has served as Executive Chairman of the Board since March 2012.  Previously, he served as our President and Chief Executive Officer from November 2008 until March 2012. Prior to joining Inuvo, Mr. Howe served as Chief Marketing/Business Strategy and M&A Officer at Axciom Corporation (NasdaqGS: ACXM), a multi-channel marketing, technology, data and services provider, which he joined in 2004. From 2001 to 2004, he served as general manager of Global Marketing Services (GMS) at Fair Isaac &  Company (NYSE: FICO), a leading provider of big data analytics products and services.  Between 1999 and 2001, Mr. Howe started, grew and sold private Internet search innovator, ieWild.  Mr. Howe has over his career led the acquisition, merger or divestiture of a dozen companies on 3 continents. Mr. Howe earned a bachelor’s degree with distinction in structural engineering from Concordia University, Canada, and he earned his master’s degree in engineering from McGill University, Canada.

Charles D. Morgan.  Mr. Morgan has been a member of our Board of Directors since June 2009.  He is the Executive Chairman of First Orion Corp., a private company that developed and markets PrivacyStar, an application that helps protect the mobile phone users' privacy.  He is an equity owner of Bridgehampton Capital Management LLC, for which he also serves as Chairman of its Advisory Board and co-manager of investments.    Mr. Morgan is also on the Board of Directors of Entrust, Inc., a private company that provides solutions to protect digital identities and information for security conscious enterprises and governments.  He also serves as a member and is the past Chairman of the Board of Trustees of Hendrix College.  Mr. Morgan is also Chairman of the Board of Querencia, a private real estate development and golf course in Cabo San Lucas, Mexico.  Mr. Morgan has extensive experience managing and investing in both private and public companies including Acxiom Corporation (NasdaqGS: ACXM), an information services company he helped grow from an early stage company to $1.4 billion in revenues during his tenure as Chief Executive Officer from 1975 to 2008.  Mr. Morgan has served on the board and in various leadership roles with the Direct Marketing Association (DMA) throughout his career, serving in 2001 as chairman of the DMA board.  Mr. Morgan was employed by IBM as a systems engineer for six years prior to joining Acxiom, and he holds a mechanical engineering degree from the University of Arkansas.

Joseph P. Durrett.  Mr. Durrett has been a member of our Board of Directors since March 2012 following the closing of our acquisition of Vertro, Inc. (“Vertro”).  From August 2006 until March 2012 he was a director of Vertro. Mr. Durrett has been chairman of PromoWorks, a marketing corporation, since November 2008, and president of Jocabos Brands, a marketing corporation since January 2008. Mr. Durrett has been a partner of PrimeGenesis, a management consulting organization, since April 2008. Mr. Durrett was a consultant to TA Associates Private Equity Firm from March 2008 to December 2008 and was senior advisor and investor for Madden Communications, a marketing organization, from August 2004 to August 2006. Prior to that, Mr. Durrett was presiding rights agent for Information Resources, Inc. Contingent Value Rights Trust, an independent trust, from December 2003 to August 2006, and chairman, president, and chief executive officer of Information Resources, Inc., a technology corporation, from May 1999 to January 2004.

Required Vote

Because only the terms of the Class I directors are expiring at the 2012 Annual Meeting, proxies cannot be voted for more than three director nominees.  The three candidates receiving the highest number of affirmative votes at the 2012 Annual Meeting will be elected Class I directors.  Abstentions, broker non-votes and withheld votes will have no effect on the outcome of the vote.

In the event either Mr. Howe or Mr. Morgan or Mr. Durrett is unable or unwilling to serve as a director, the individual named as proxy on the proxy card will vote the shares that he represents for election of such other person as the Board of Directors may recommend.  The Board has no reason to believe that either Mr. Howe or Mr. Morgan or Mr. Durrett will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION
 OF THE CLASS I DIRECTOR NOMINEES.

Directors Not Standing For Election

Name	Age	Positions	Director Since
Charles Pope	60	Class II Director	2008
Dr. Adele Goldberg	66	Class II Director	2012
Peter Corrao	57	Class III Director	2012

Class II Directors

Term Expires at the 2013 Annual Meeting

Charles Pope.  Mr. Pope has been a member of our Board of Directors since September 2008.  He has served as Chief Operating Officer and Chief Financial Officer of The Palm Bank, a community bank in Tampa, Florida, since June 2009.  From 2007 through 2009, Mr. Pope served as Chief Financial Officer of and a consultant to Aerosonic Corporation, a manufacturer of aircraft instruments and displays.  From February 2005 through April 2007, Mr. Pope served as Chief Financial Officer for Reptron Manufacturing, a manufacturer of electronic services and engineering services.  From April 2002 until February 2005, Mr. Pope served as Chief Financial Officer for SRI/Surgical, a provider to hospitals of reusable and disposable products used in surgical procedures.  Previously, Mr. Pope served as Chief Financial Officer for UTEK Corporation, a business development company that acquires and funds the development of new university technologies.  Since February 2010, Mr. Pope has been a member of the Board of Directors of Innovaro Inc. and is Chairman of its Audit Committee and since June 2010, he has been a member of the Board of Directors of Oragenics, Inc. and is Chairman of its Audit Committee.  Mr. Pope was with PricewaterhouseCoopers LLP and left as a partner. Mr. Pope holds a B.S. in economics and accounting from Auburn University, and he is a Certified Public Accountant in Florida.

Dr. Adele Goldberg.  Dr. Goldberg has been a member of our Board of Directors since March 2012 following the closing of our acquisition of Vertro.  From August 2006 until joining our Board, she was a director of Vertro. Dr. Goldberg is the founder and has been a director of Neometron, Inc., a consulting corporation, since January 2001. From January 2002 to June 2006, Dr. Goldberg served as Chief Technology Officer and new development management of Agile Mind, Inc., a technology corporation. Dr. Goldberg was acting Chief Information Officer for Celtic Pharma Development Services, a technology corporation, from July 2005 to September 2008. Dr. Goldberg has a Ph.D. in computer science with expertise in designing computer-delivered applications and was the founder and former chief executive officer and chairman of ParcPlace Systems (NASDAQ:PARC), a technology company.

Class III Directors

Term Expires at the 2014 Annual Meeting

Peter A. Corrao.  Mr. Corrao as been a member of our Board of Directors and our Chief Executive Officer and President since March 2012 following the closing of our acquisition of Vertro.  From April 2006 until March 2012 he was a director and Chief Executive Officer of Vertro. From September 2005 to April 2006, Mr. Corrao served as Chief Operating Officer of Vertro and prior to that served as Chief Executive Officer and a consultant for Bluestreak.com, Inc., a marketing corporation, from September 2001 to January 2005.

There are no family relationships between any of the directors.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C.

The Audit Committee has appointed Mayer Hoffman McCann P.C. as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012.  Representatives of Mayer Hoffman McCann P.C. will be present at the annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.  Although stockholder ratification of the appointment of our independent auditor is not required by our by-laws or otherwise, we are submitting the selection of Mayer Hoffman McCann P.C. to our stockholders for ratification to permit stockholders to participate in this important corporate decision.  If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for our company.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a changes would be in our best interests.

Fees and Services

The following table shows the fees that were billed for the audit and other services provided for the years indicated.

	2011	2010

Audit fees	$281,500	$287,500
Audit-related fees	-	-
Tax fees	49,739	25,770
All other fees	105,829	520
Total	$437,068	$313,790

Audit Fees — This category includes the audit of our annual financial statements, review of financial statements included in our quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with engagements for those years.  This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees — This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”  The services for the fees disclosed under this category include consultation regarding our correspondence with the SEC and other accounting consulting.

Tax Fees — This category consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice.  The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees — This category consists of fees for other miscellaneous items.

Policy on Pre-Approval of Fees

The Audit Committee charter includes the procedures for pre-approval of all fees charged by our independent registered public accounting firm.  Under the procedure, the Audit Committee of the Board of Directors approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the Audit Committee. The audit and tax fees paid to the auditors with respect to 2011 were pre-approved by the Audit Committee of the Board of Directors.

Required Vote

The ratification of the appointment of Mayer Hoffman McCann P.A. requires the affirmative vote of a majority of our common shares that are present in person or by proxy and entitled to vote on the proposal at the 2012 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
 OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the annual meeting.  If, however, other matters properly come before the 2012 Annual Meeting, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

DISSENTER'S RIGHTS

Under Nevada law there are no dissenter's rights available to our stockholders in connection with any matter submitted to a vote of our stockholders at the 2012 Annual Meeting.

CORPORATE GOVERNANCE

Summary of Corporate Governance Framework

We are committed to maintaining the highest standards of honest and ethical conduct in running our business efficiently, serving our stockholders interests and maintaining our integrity in the marketplace. To further this commitment, we have adopted our Code of Conduct and Business Code of Ethics, which applies to all our directors, officers and employees.  To assist in its governance, our Board has formed two standing committees composed entirely of independent directors, Audit and Nominating, Corporate Governance and Compensation, and a third standing committee, Strategy and Risk, comprised of a majority of independent directors. A discussion of each committee’s function is set forth below.  Additionally, we have adopted and published to all employees our Whistleblower Notice establishing procedures by which any employee may bring to the attention of our Audit Committee any disclosure regarding accounting, internal control or other auditing issues affecting our company or any improper activities of any officer or employee. Disclosure may be made anonymously.

Our by-laws, the charters of each Board committee, the independent status of a majority of our Board of Directors, our Code of Conduct and Business Code of Ethics and our Whistleblower Notice provide the framework for our corporate governance. Copies of our by-laws, committee charters, Code of Conduct and Business Code of Ethics and Whistleblower Notice may be found on our website at www.inuvo.com. Copies of these materials also are available without charge upon written request to our Corporate Secretary.

Board of Directors

The Board of Directors oversees our business affairs and monitors the performance of management.  In accordance with our corporate governance principles, the Board of Directors does not involve itself in day-to-day operations.  The directors keep themselves informed through discussions with the Chief Executive Officer and our Chief Financial Officer and by reading the reports and other materials that we send them and by participating in Board of Directors and committee meetings.  Commencing with our 2008 annual meeting, our directors were divided into three classes, as equal in number as may be possible, and designated Class I, Class II and Class III.  Directors may be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  Directors are elected for a full term of three years.  Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the stockholders.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has determined that the separation of the offices of Executive Chairman of the Board and Chief Executive Officer enhances Board independence and oversight and facilitates the communication between senior management and the full Board of Directors regarding risk oversight, which the Board believes strengthens its risk oversight activities.  Moreover, the separation of the Executive Chairman of the Board and Chief Executive Officer will allow the Chief Executive Officer to better focus on his responsibilities of running the company, enhancing stockholder value and expanding and strengthening our business while allowing the Executive Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, Mr. Richard K. Howe serves as Executive Chairman of the Board of Directors.  However, neither Mr. Howe nor Mr. Corrao are considered independent under the NYSE Amex Company Guide.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Strategy and Risk Committee meets regularly with management to review Inuvo's risks.  Additionally, the Chairman of the Audit Committee and other members of our Board of Directors meet regularly with management to discuss strategy and risks we face.  Our Chief Financial Officer attends many of the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The independent members of the Board work together to provide strong, independent oversight of our management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Director Independence

The Board of Directors has determined that a majority of our current directors have no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined in the NYSE Amex Company Guide. In determining the independence of our directors, the Board of Directors has adopted independence standards specified by applicable laws and regulations of the SEC and the listing standards of the NYSE Amex.  In making the determination of the independence of our directors, the Board of Directors considered all known transactions in which Inuvo and any director had any interest, including any discussed under “Certain Relationships and Related Transactions” below.

Our independent directors may meet at any time in their sole discretion without any other directors or representatives of management present. Each independent director has access to the members of our management team or other employees as well as full access to our books and records. We have no policy limiting, and exert no control over, meetings of our independent directors.

Board of Directors Meetings and Attendance

During 2011, the Board of Directors held twenty-six meetings.  No director attended, either in person or via telephone, fewer than 75% of the aggregate of all meetings of the Board of Directors and committees, if any, on which each director served.  The Board of Directors also approved certain actions by unanimous written consent.

Annual Meeting Attendance

Our common stock is listed on the NYSE Amex.  Rules of the NYSE Amex require that we hold an annual meeting of stockholders.  We do not have a policy requiring Board members to attend the annual meeting of stockholders.  Five  members of our Board of Directors attended our last annual meeting of stockholders.

Communications with Directors

Stockholders may communicate at any time with any of our directors, our independent directors as a group, or the entire Board by writing to them at Inuvo, Inc., Attention: Corporate Secretary, 143 Varick Street, New York, New York 10013 or by faxing a communication to (561) 491-2716.

Our “whistleblower” policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern or reporting a problem.  Stockholders or employees preferring to raise their concerns in a confidential or anonymous manner may do so by directly contacting the chairperson of the Audit Committee as provided in our Whistleblower Notice.  Stockholders and employees may also report ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters. We encourage anyone with a concern to bring it to our Board’s attention as early as possible.

Insider Trading Policy

In March 2007, our Board adopted our insider trading policy which applies to directors, officers and employees of and consultants to our company including our subsidiaries.  Our insider trading policy appears on our website at www.inuvo.com.  Generally, these persons are prohibited from trading in our securities, directly or through family members or other persons or entities, if the person is aware of material nonpublic information relating to our company.  Similarly, these persons are prohibited from trading in the securities of any other company if they are aware of material nonpublic information about that company which was obtained in the course of the person’s employment with our company, including our subsidiaries.  These persons are also prohibited from passing on material nonpublic information to others or to recommend the purchase or sale of any securities when they are aware of material nonpublic information - a practice sometimes known as “tipping.”  In an effort to help prevent inadvertent violation of federal securities laws and to avoid even the appearance of trading on the basis of material nonpublic information, all directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 and certain designated employees and consultants who have access to material nonpublic information are generally prohibited from trading in our securities during quarterly blackout periods which begin 15 days before the end of a quarter and end after the second full business day following the release of our earnings for that quarter, as well as during certain event-specific blackouts.  Directors and executive officers must also pre-clear all transactions in our securities.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934 during the year ended December 31, 2011 and Forms 5 and amendments thereto furnished to us with respect to the year ended December 31, 2011, as well as any written representation from a reporting person that no Form 5 is required, we are not aware that any officer, director or 10% or greater stockholder failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the year ended December 31, 2011 other than as follows:

●	Mr. Howe failed to timely file one Form 4 reporting one transaction,
●	Mr. Ruiz failed to timely file one Form 4 reporting one transaction,
●	Mr. Tuchman, a former member of the Board, failed to timely file one Form 4 reporting three transactions,
●	Mr. Balousek, a former member of the Board, failed to timely file one Form 4 reporting three transactions, and
●	Mr. Morgan failed to timely file one Form 4 reporting three transactions.

All of the foregoing forms have subsequently been filed.

Board Committees

The Board of Directors has standing Audit, Nominating, Corporate Governance and Compensation, and Strategy and Risk committees.  Following the closing of our acquisition of Vertro in March 2012, the Compensation Committee and the Nominating and Corporate Governance Committee were combined into one new committee and the Board of Directors created a new committee titled the Strategy and Risk Committee.  Each committee has a written charter.  The charters are available on our website at www.inuvo.com.  Except as set forth below, all committee members are independent directors.  Information concerning the current membership and function of each committee is as follows:

Director	Audit Committee Member	Nominating, Corporate Governance and Compensation Committee Member	Strategy and Risk Committee Member
Peter A. Corrao
Charles D. Morgan		✓	✓
Charles Pope	✓1	✓
Joseph P. Durrett	✓	✓1
Dr. Adele Goldberg			✓1
Richard K. Howe 2			✓

1	Denotes Chairperson.

2	Mr. Howe is not an independent director.

Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibility relating to:

●	the integrity of our financial statements;
●	our compliance with legal and regulatory requirements; and
●	the qualifications and independence of our independent registered public accountants.

The Audit Committee is composed of two directors, both of whom have been determined by the Board of Directors to be independent as defined by the NYSE Amex Company Guide.  The Board has determined that Mr. Pope, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the SEC. The report of the committee is included in this proxy statement.  During 2011, the Audit Committee held six meetings.

Nominating, Corporate Governance and Compensation Committee.  On March 1, 2012 our Board combined our Compensation Committee and our Nominating and Corporate Governance Committee into one committee which is titled the Nominating, Corporate Governance and Compensation Committee.

The Nominating, Corporate Governance and Compensation Committee is responsible for:

●	overseeing our compensation programs and practices, including our executive compensation plans and incentive compensation plans,
●	recommending the slate of director nominees for election to our Board of Directors;
●	identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings;
●	reviewing the composition of Board committees; and
●	monitoring compliance with, reviews, and recommends changes to our various corporate governance policies and guidelines.

The Chief Executive Officer provides input to the committee with respect to the individual performance and compensation recommendations for the other executive officers.  Although the committee’s charter authorizes the committee to retain an independent consultant, no third party compensation consultant was engaged for 2011.  The committee also prepares and supervises the Board’s annual review of director independence and the Board’s annual self-evaluation.

A majority of the persons serving on our Board of Directors must be independent. Thus, the committee has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates, including those reported under “Certain Relationships and Related Transactions” below. The committee also reviewed transactions and relationships between directors or their affiliates and members of our senior management or their affiliates.  As a result of this review, the committee affirmatively determined that each of Messrs. Pope, Morgan and Durrett and Dr. Goldberg are independent as defined by the NYSE Amex Company Guide.

The committee considers all qualified candidates for our Board of Directors identified by members of the committee, by other members of the Board of Directors, by senior management and by our stockholders. The committee reviews each candidate including each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance.  Further, when identifying nominees to serve as director, while we do not have a policy regarding the consideration of diversity in selecting directors, the committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.  In addition, prior to nominating an existing director for re-election to the Board of Directors, the committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, equity ownership in Inuvo and independence.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors and members of senior management. Based on its assessment of each candidate, the committee recommends candidates to the Board. However, there is no assurance that there will be any vacancy on the Board at the time of any submission or that the committee will recommend any candidate for the Board.

During 2011 the Compensation Committee was composed of three directors, all of whom have been determined by the Board of Directors to be independent as defined by the NYSE Amex Company Guide.  During 2011, the Compensation Committee held nine meetings.

During 2011, the Nominating and Corporate Governance Committee was composed of two directors, both of whom have been determined by the Board of Directors to be independent as defined by the NYSE Amex Company Guide.  The Nominating and Corporate Governance Committee took action once in 2011 by unanimous written consent.

Strategy and Risk Committee.  In March 2012 the Board of Directors established a Strategy and Risk Committee.  The Strategy and Risk Committee supports the Board of Directors in the oversight of Inuvo's growth strategies, technology investments, risk assessments, and in the review and approval of corporate strategy.  The Strategy and Risk Committee has three members, two of whom are independent as defined by the NYSE Amex Company Guide.

Among other things, the Strategy and Risk Committee is responsible for:

●
providing oversight of Inuvo’s strategic planning process and of our implementation of our strategic decisions, with emphasis on both technology investment and business partnering required to meet product development and marketing expectations;

●	meeting with management periodically to review and evaluate our progress in implementing the strategic plan and suggest appropriate modifications to reflect changes in market or business conditions;
●
reporting to the Board on findings about technology and development plans, in order to leverage and grow the business in existing markets, and defend the company’s technology leadership and market position;

●	working with Inuvo’s management to identify and evaluate major risk exposures, including operational, legal, regulatory, business, strategic, credit, liquidity, and reputational risks; and
●	overseeing management’s monitoring and evaluation of identified risks and mitigation of identified risks.

Stockholder Nominations

Stockholders who would like to propose a candidate may do so by submitting the candidate’s name, resume and biographical information to the attention of our Corporate Secretary. All proposals for nomination received by the Corporate Secretary will be presented to the committee for appropriate consideration.  It is the policy of the Compensating, Nominating and Corporate Governance Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on our Board of Directors.  The Nominating, Corporate Governance and Compensation Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating, Corporate Governance and Compensation Committee does not perceive a need to increase the size of the Board of Directors.  In order to avoid the unnecessary use of the Nominating, Corporate Governance and Compensation Committee’s resources, the Nominating, Corporate Governance and Compensation Committee will consider only those director candidates recommended in accordance with the procedures set forth below.  To submit a recommendation of a director candidate to the Nominating, Corporate Governance and Compensation Committee, a stockholder should submit the following information in writing, addressed to the Corporate Secretary of Inuvo at our main office:

●	the name and address of the person recommended as a director candidate;
●
all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

●	the written consent of the person being recommended as a director candidate to be named in the proxy statement as a nominee and to serve as a director if elected;
●
as to the person making the recommendation, the name and address, as they appear on our books, of such person, and number of shares of our common stock owned by such person; provided, however, that if the person is not a registered holder of our common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of our common stock; and

●	a statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

Director Qualification

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Compensation Committee to recommend to the Board, and for the Board to conclude that the individual should be serving as a director of Inuvo.

Class I Directors

Richard K. Howe – Mr. Howe’s track record as a successful high-technology operating and marketing executive in data, analytics, and marketing services as a result of building and/or running over a dozen businesses in five countries were factors considered by the Nominating, Corporate Governance and Compensation Committee and the Board.  Specifically, the Nominating, Corporate Governance and Compensation Committee viewed favorably his position at companies that include Inuvo as president and CEO; Acxiom Corporation as chief marketing, business strategy and M&A officer, Fair Isaac & Company where he served as general manager, and ieWild, Inc. as co-founder and chairman and CEO; his service as a board member for the non-profit organization Business for Diplomatic Action; and his academic achievements at Concordia University and McGill University in making their recommendation.

Charles D. Morgan – Mr. Morgan’s successful track record as a high-technology executive in data, analytics, outsourcing and marketing services with a network of relationships worldwide as a result of building a billion dollar annual revenue enterprise as chairman and chief executive officer were factors considered by the Nominating, Corporate Governance and Compensation Committee and the Board.  Specifically, the Nominating, Corporate Governance and Compensation Committee viewed favorably his experience at companies such as Acxiom Corporation as Chairman and CEO and IBM as a systems engineer; his role as an equity owner of Bridgehampton Capital Management LLC and a significant investor in its funds; his service as Chairman of the Advisory Board and co-manager of investments for Bridgehampton Capital Management LLC; his leadership on the board and in various leadership roles with the Direct Marketing Association (DMA) including his service as chairman of the DMA in 2001; his service as a member and past chairman of the board of trustees of Hendrix College; and his academic achievements at the University of Arkansas in making their recommendation.

Joseph P. Durrett – Mr. Durrett's track record as a seasoned operating and marketing executive were factors considered by the Nominating, Corporate Governance and Compensation Committee and the Board.  Specifically, the Nominating, Corporate Governance and Compensation Committee viewed favorably Mr. Durrett's service as a director to Vertro, his work as chairman of PromoWorks, a marketing corporation, his involvement as president of Jocabos Brands, a marketing corporation, his involvement with PrimeGenesis, a management consulting organization, his service as a  consultant to TA Associates Private Equity Firm, and his position as senior advisor and investor for Madden Communications, a marketing organization in making their recommendation.

Class II Directors

Charles Pope – Mr. Pope’s track record as a successful Tampa-based Chief Financial Officer and board member with decades of experience in public company accounting and finance were factors considered by the Nominating, Corporate Governance and Compensation Committee and the Board.  Specifically, the Nominating, Corporate Governance and Compensation Committee viewed favorably his positions as CFO at companies that include Aerosonic Corporation, Reptron Manufacturing and UTEK Corporation; his experience at PricewaterhouseCoopers where he served as partner during his 20 years with the firm; his certification as a Certified Public Accountant; and his academic achievements from Auburn University in making their recommendation.

Class III Directors

Peter Corrao – Mr. Corrao's twenty-five year track record as a successful management and marketing executive were factors considered by the Nominating, Corporate Governance and Compensation Committee and the Board.  Specifically, the Nominating, Corporate Governance and Compensation Committee and the Board viewed favorably Mr. Corrao's service as Chief Executive Officer, President and Director of Vertro, his role as Chief Executive Officer of Bluestreak, his position as Chief Executive Officer and President of Cogit Corporation, and his seventeen years of service at Advo, Inc., most recently as President of National Accounts Marketing, in making their recommendation.

Dr. Adele Goldberg – Dr. Goldberg's track record as a successful computer scientist and executive were factors considered by the Nominating, Corporate Governance and Compensation Committee and the Board.  Specifically, the Nominating, Corporate Governance and Compensation Committee and the Board viewed favorably Dr. Goldberg's service as a director of Vertro, her service as founder and director of Neometron, Inc., her role as Chief Technology Officer of Agile Mind, Inc., her position as Chief Information Officer for Celtic Pharma Development Services, her service as Chief Executive Officer and Chairman of ParcPlace Systems, and her academic achievements from the University of Chicago, where she received her Ph.D. in computer science with expertise in designing computer-delivered applications, in making their recommendation.

In addition to the each of the individual skills and background described above, the Nominating, Corporate Governance and Compensation Committee and our Board also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

Compensation of Directors

Members of our Board of Directors who are also executive officers of our company do not receive any compensation for their services as a member of the Board of Directors.  During 2011, each independent member of our Board of Directors received $2,000 per month, plus reimbursement for travel and lodging expenses, and our Chairman of the Board received an additional retainer of $6,000 per month.  Each independent director serving as chairman of a board committee, other than our Executive Chairman of the Board, was paid an additional retainer equal to $2,000 per month. Further, each independent member of our Board of Directors was paid a per diem fee equal to:

●	$1,500 for each day physically spent at a company board or committee meeting, provided that in no case, may the per diem fee exceed one day for each in-person meeting, and
●	$2,000 for each day spent on general company business, provided that the aggregate per diem fees will not exceed $60,000 per annum.

As he was our Chief Executive Officer during 2011, Mr. Howe did not receive any compensation for his services as a member of our Board of Directors in 2011.  Messrs. Corrao and Durrett and Dr. Goldberg were not members of our Board of Directors in 2011.  The following table provides information concerning the compensation paid to our independent directors for their services as members of our Board of Directors for 2011.  The information in the following table excludes any reimbursement of travel and lodging expenses which we may have paid.

	Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)1	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Mitch Tuchman 2	75,000	31,993	28,300	0	0	0	135,293
Jack Balousek 2	38,000	15,992	28,300	0	0	0	82,292
Charles Pope	35,000	15,992	28,300	0	0	0	79,292
Charles Morgan	19,000	7,993	28,300	0	0	0	55,293

1
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to directors during 2011, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 10 of the Notes to our Consolidated Financial Statements for the year ended December 31, 2011 appearing in our 2011 10-K.

2	Messrs. Tuchman and Balousek resigned as members of our Board of Directors in March 2012.

Audit Committee Report

Report of the Audit Committee of the Board of Directors

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting processes. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting.

With respect to the year ended December 31, 2011, in addition to its other work, the Audit Committee:

●
reviewed and discussed with management and Mayer Hoffman McCann P.C., our independent registered public accounting firm, our audited consolidated financial statements as of December 31, 2011 and the year then ended;

●
discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent registered public accounting firm during its examination of our financial statements; and

●
received from Mayer Hoffman McCann P.C. written affirmation of its independence as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  In addition, the Audit Committee discussed with Mayer Hoffman McCann P.C., its independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

The Audit Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in the 2011 10-K for filing with the SEC.

Dated March 26, 2012	Audit Committee of the Board of Directors of Inuvo, Inc.

/s/ Charles Pope, Chairman
/s/ Joseph P. Durrett

EXECUTIVE COMPENSATION

Executive Officers

Name	Positions
Richard K. Howe	Executive Chairman of the Board
Peter Corrao	Chief Executive Officer, President
Wallace D. Ruiz	Chief Financial Officer, Secretary
John B. Pisaris, Esq.	General Counsel

Executive officers of our company are appointed by the Board of Directors and serve at the pleasure of the Board.

Richard K. Howe.  For information regarding Mr. Howe, please see “Board of Directors” which appears earlier in this proxy statement.

Peter Corrao.  For information regarding Mr. Corrao, please see “Board of Directors” which appears earlier in this proxy statement.

Wallace D. Ruiz.  Mr. Ruiz, 60, has served as our Chief Financial Officer since June 2010.  From 2005 until April 2009, Mr. Ruiz was Chief Financial Officer and Treasurer of SRI Surgical Express, Inc. (NasdaqGM: STRC), a Tampa, Florida provider of central processing and supply chain management services.  From 1995 until 2004 he was Chief Financial Officer of Novadigm, Inc., a Nasdaq-listed developer and worldwide marketer of enterprise infrastructure and software services that was acquired by Hewlett-Packard Company in 2004.  Mr. Ruiz received a B.S. in Computer Science from St. John’s University and a M.B.A. in Accounting and Finance from Columbia University. Mr. Ruiz is a Certified Public Accountant.

John B. Pisaris.  Mr. Pisaris, age 46, has served as our General Counsel since March 2012 following our acquisition of Vertro.  He served as general counsel of Vertro from October 2004 until March 2012. From February 2004 to September 2004, Mr. Pisaris served as vice president of legal of Vertro, and prior to that was a partner at Porter Wright Morris & Arthur, LLP, a law firm, from January 2002 to January 2004.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation Committee which is now part of the Nominating, Corporate Governance and Compensation Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Nominating, Corporate Governance and Compensation Committee has adopted the following four principles as a guide:

●           Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders,

●           Recognition for business performance: Compensation should correlate in large part with our overall financial performance,

●           Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success, and

●           Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group.  In implementing this compensation philosophy, the Nominating, Corporate Governance and Compensation Committee takes into account the compensation amounts from the previous years for each of the named executive officers, and internal compensation equity between the named executive officers and other employees.

2011 Compensation Determination Process

In 2011, the compensation program for our executive officers consisted of the following components:

●           base salary;
●           annual performance-based cash awards;
●           2005 Plan and 2010 Plan awards; and
●           other fringe benefits and perquisites.

The Nominating, Corporate Governance and Compensation Committee believes that our executive compensation package consists of elements of compensation that are typically used to incentivize and reward executive management at other companies of our size, in our geographic area or in our industry.  Each of these components is designed to meet the program's objectives of providing a combination of fixed and variable, performance-based compensation linked to individual and corporate performance.  In the course of setting the initial compensation level for new hires or adjusting the compensation of existing employees, the Nominating, Corporate Governance and Compensation Committee considered the advice and input of our management. Our Chief Executive Officer typically makes recommendations to the Nominating, Corporate Governance and Compensation Committee for any proposed changes in salary, as well as performance-based awards and stock option grants, for the other named executive officers. The Nominating, Corporate Governance and Compensation Committee decides any salary change, as well as performance-based awards and stock option grants, for the Chief Executive Officer

Base Salary

Base salary is an important component of executive compensation because it provides executives with an assured-level of income, assists us in attracting executives and recognizes different levels of responsibility and authority among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, past performance, internal pay equity and comparison to competitive salary practices are also considered.

In general, the Nominating, Corporate Governance and Compensation Committee considers two types of potential base salary increases including “merit increases” based upon the executives’ individual performance and/or “market adjustments” based upon the peer group salary range for similar executives.

Plan Awards

The objective of our long-term incentive program is to provide a long-term retention incentive for the named executive officers and others and to align their interests directly with those of our stockholders by way of stock ownership.  Under both our 2005 Long-Term Incentive Plan (the “2005 Plan”) and our 2010 Equity Compensation Plan (the “2010 Plan”), the Board of Directors or the Nominating, Corporate Governance and Compensation Committee has the discretion to determine whether equity awards will be granted to named executive officers and if so, the number of shares subject to each award.  Both plans allow the Board or the Nominating, Corporate Governance and Compensation Committee to grant options and restricted stock and other stock-based awards with respect to up to shares of our common stock, valued in whole or in part by reference to the fair market value of the stock. In most instances, these long-term grants vest over a multi-year basis.

The Board or the Nominating, Corporate Governance and Compensation Committee determines the recipients of long-term incentive awards based upon such factors as performance, the length of continuous employment, managerial level, any prior awards, and recruiting and retention demands, expectations and needs. All our employees are eligible for awards. The Board or the Nominating, Corporate Governance and Compensation Committee grants such awards by formal action, which awards are not final until a stock option agreement is delivered by us and executed by both the company and the employee. There is no set schedule for the Board or the Nominating, Corporate Governance and Compensation Committee to consider and grant awards. The Board and the Nominating, Corporate Governance and Compensation Committee have the discretion to make grants whenever it deems it appropriate in our best interests.  The Nominating, Corporate Governance and Compensation Committee has discretion to grant equity awards at any time.  A blackout period is defined in our insider trading policy as the period beginning 15 days before the end of each quarter and continuing until the second trading day after information relating to the results of operations (earnings report) for such quarter have been announced to the public. This policy is subject to change at any time and for any reason.

We do not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation.  The exercise price of stock subject to options awarded under the our plans is the fair market value of the stock on the date the grant is approved by the Board or the Nominating, Corporate Governance and Compensation Committee. Under the terms of each plan, the fair market value of the stock is the closing sales price of the stock on the date the grant is approved by the Board or the Nominating, Corporate Governance and Compensation Committee as reported by the NYSE Amex.

Other Compensation and Benefits

We have historically provided perquisites and other types of non-cash benefits on a very limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation and minimize expense.  Such benefits, when provided, can include additional health care benefits and additional life insurance.

Retirement and Other Post-Termination Benefits

Other than our 401(k) plan, employment agreements with our named executive officers and certain other employment agreements which provide for severance for termination without cause, we have not entered into any employment agreements that provide for a continuation of post-employment benefits.  Our benefits plans are generally the same for all employees, and so as of the date of this proxy statement, the Nominating, Corporate Governance and Compensation Committee does not believe that any such plans in their present forms would continue post-employment, except as required by law (including with respect to COBRA), or otherwise set forth in this proxy statement. We do not currently maintain any other retirement or post-termination benefits plans.

Change in Control Severance Policy

We do not currently maintain any change in control severance plans or severance policies, except as provided in the executive employment agreements and the 2005 Plan, both of which are discussed later in this section. Therefore, none of our named executive officers will receive any cash severance payments in the event we undergo a change in control, unless their employment agreement otherwise provides.

Insurance

All full-time employees, including the named executive officers, are eligible to participate in our standard medical, dental, long-term and short-term disability and life insurance plans.  The terms of such benefits for the named executive officers are generally the same as those for all other company employees, with the exception of the level of insurance coverage. We pay approximately two-thirds of the annual health insurance premium with employees paying the balance through payroll deductions.  For division directors and above, we pay the entire premium for a basic long term care insurance plan.  In addition, division directors and above receive company-paid basic term life insurance and accidental death and dismemberment (AD&D) insurance in an amount of $500,000.  Our executive officers receive up to $1,000,000 insurance amount of basic life insurance and AD&D insurance paid by us.  All other full-time employees receive basic life insurance and AD&D insurance coverage equal to their annual salary, up to $150,000, paid by us.  We pay a portion of the elected short-term and long-term disability insurance opted by our employees.

401(k)

We sponsor a 401(k) Plan, which is a qualified defined contribution retirement plan. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. We have the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. Our practice was to match 50% of the participant’s contributions, up to an aggregate of 6% of each participant’s earnings. Previously, the company match vested over a three year period, subject to continued employment. After three years of continuous employment, the company match is 100% vested. During 2010 we ceased making a matching contribution.

Other Benefits

We seek to maintain an open and inclusive culture in our facilities and operations among executives and other company employees. Thus, we do not provide executives with separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to executives, such as defraying the cost of personal entertainment or family travel.  Our basic health care and other insurance programs are generally the same for all eligible employees, including the named executive officers. During 2010 and 2011, Mr. Howe received reimbursement for certain relocation expenses.

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for:

●	all individuals serving as our principal executive officer or acting in a similar capacity during the year ended December 31, 2011,
●	our two most highly compensated named executive officers at December 31, 2011 whose annual compensation exceeded $100,000, and
●
up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as a named executive officer of our company at December 31, 2011.

The value attributable to any option awards is computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 10 of the Notes to our Consolidated Financial Statements for the year ended December 31, 2011 appearing in our 2011 10-K.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Nonequity incentive plan compen-sation ($)	Non-qualified deferred compen-sation earnings ($)		All other compen-sation ($)	Total ($)

Richard K. Howe,	2011	235,479	0	169,508	2	339,600	0	159,521	3	21,321	925,429
Chief Executive Officer1	2010	325,883	0	69,125	2	439,526	0	0		43,017	877,550

Wallace D. Ruiz,	2011	178,313	0	61,668	2	121,690	0	56,687	3	0	418,363
Chief Financial Officer	2010	113,588	0	23,501	2	234,534	0	0		0	371,623

1	All other compensation for Mr. Howe in 2010 and 2011 included $43,017 and $21,321, respectively, for relocation expenses.
2
For 2011, amounts represent fair market value of restricted stock issued to Messrs. Howe and Ruiz as incentives for deferring portions of their salary as described in footnote 3 below.  For 2010, amounts represent fair market value of restricted stock issued to Messrs. Howe and Ruiz in lieu of salary.

3	Represents amount of base salary deferred in 2011.

2011 Executive Officer Compensation

During 2011, Mr. Howe’s compensation was determined pursuant to the terms of an employment agreement we entered into with him in November 2008 when he became our President and CEO, as subsequently amended.  The employment agreement provided for:

●	a term ending December 31, 2011;
●	base salary equal to $395,000 per annum during the term of the agreement;
●	a discretionary annual bonus of up to 75% of Mr. Howe’s salary commencing in 2009, as determined by the Nominating, Corporate Governance and Compensation Committee;
●	a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter;
●	other benefits that are generally available to our executive management; and
●
relocation assistance pursuant to which we agreed to pay Mr. Howe $2,000 per month as a temporary Florida housing allowance until he sells his home in Arkansas, initially for a period not to exceed 24 months but was extended through the end of the agreement, and reimbursement for:

●
the reasonable and customary real estate commission not to exceed 6% of the sale price, and closing costs, legal fees and transfer taxes not to exceed $5,000 in the aggregate, which Mr. Howe actually pays upon the closing of the sale of his current residence, and

●	the reasonable and customary costs of relocation from Arkansas area to the Tampa, Florida area.

During 2011  Mr. Howe received stock options to purchase 120,000 shares of our common stock and participated in a deferred compensation program whereby he deferred $159,521 of base salary and received  $169,508 of restricted stock.

In January 2010, the Board agreed to extend the payment of the relocation assistance to Mr. Howe beyond December 31, 2010.  As a result of several factors, including the continued poor housing market which adversely impacts his ability to sell his principal residence in Arkansas and to relocate his family to the Tampa, Florida area.

Mr. Ruiz, who has served as our Chief Financial Officer since June 2010, was not a party to an employment agreement in 2011.  Mr. Ruiz received an annual base salary of $235,000 per year and was entitled to a bonus in 2011 prorated for the period in which he is employed by us of up to 65% of his annual base compensation.  He was entitled to customary insurance benefits we provide our executive officers.  During 2011 Mr. Ruiz received stock options to purchase 43,000 shares of our common stock and participated in a deferred compensation program whereby he deferred $56,687 of base salary and received $61,668 of restricted stock.

A described below, in March 2012 we entered into a new employment agreement with Mr. Howe, who now serves as the Executive Chairman of the Board of Directors, and an employment agreement with Mr. Ruiz.

Executive Employment Agreements

On March 1, 2012, we entered into employment agreements with each of Messrs. Howe, Ruiz, Corrao and Pisaris.  The employment agreements entered into by Messrs. Howe, Ruiz, Corrao, and Pisaris, each referred to as an executive, have an initial term of one year, after which each executive’s employment agreement automatically renews for additional one-year periods on the same terms and conditions, unless either party to the agreement exercises the respective termination rights available to such party in the agreement.  The employment agreements provide for a minimum annual base salary of $395,000 for Mr. Corrao, $395,000 for Mr. Howe, $335,000 for Mr. Pisaris, and $275,000 for Mr. Ruiz.  The employment agreements require our company to compensate the executives and provide them with certain benefits if their employment is terminated. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated:

●	by us for cause (as defined in the employment agreements);
●	by us without cause, or by the executive for good reason (as defined in the employment agreements);
●	due to death or disability; or
●	by the executive without good reason.

In the event of a termination by our company without cause or a termination by the executive for good reason, the executive would be entitled to receive the following:

●
his earned but unpaid basic salary through the termination date, plus a portion of the executive’s bonus based upon the bonus he would have earned in the year in which his employment was terminated, pro-rated for the amount of time employed by us during such year and paid on the original date such bonus would have been payable;

●
an amount payable over the 12-month period following termination equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to the executive during the four fiscal quarters prior to the date of termination (except that if a target bonus has been established for Mr. Corrao or Mr. Howe, each such person’s termination bonus is equal to his target bonus for the fiscal year in which the termination occurs, increased or decreased pursuant to actual performance versus targeted performance in the then current plan measured as of the end of the calendar month preceding the termination date), or in the event of a change of control (as defined below), the greater of the relevant calculation above or the bonus paid to the executive during the four fiscal quarters prior to the change of control;

●
any other amounts or benefits owing to the executive under our then-applicable employee benefit, long-term incentive, or equity plans and programs, within the terms of such plans, payable over the 12-month period following termination; and

●	benefits (including health, life, and disability) as if the executive was still an employee during the 12-month period following termination.

Finally, in the event of a termination without cause by our company, with good reason by the executive, or following a change of control (as defined in the employment agreements), any equity award held by the executive will immediately and fully vest and become exercisable throughout the full term of such award as if the executive were still employed by us.  In the event of a termination by us with cause, Messrs. Corrao, Pisaris, Ruiz and Howe would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination.

In the event of a termination by us of Messrs. Pisaris or Ruiz upon the death or permanent disability of such executive, the executive would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by us prior to the date of termination, and over the 12 months following the date of termination an amount equal to 20% base salary at the time of termination for each year of employment with us or Vertro, capped at 100% of the base salary.

In the event of a termination by us of Messrs. Corrao or Howe upon the death or permanent disability of such executive, the executive would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, any other amounts or benefits owing to the executive under any of our then-applicable employee benefit, long-term incentive or equity plans and programs, and over the 12 months following the date of termination an amount equal to 20% base salary at the time of termination for each year of employment with us or Vertro, capped at 100% of the base salary.

In the event of a termination by Messrs. Pisaris or Ruiz without good reason, each such executive is entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, and the earned but unpaid portion of any vested incentive compensation under and consistent with our plans adopted by us prior to the date of termination.  In the event of a termination by Messrs. Corrao or Howe without good reason, each such executive is entitled to receive the earned but unpaid portion of his base salary through the termination date and any other amounts and benefits owing to the executive under our then applicable employee benefit, long term incentive or equity plans and programs.

The executive may terminate employment for any reason (other than good reason) upon giving 30 days’ advance written notice to us.  As to a termination by Messrs. Pisaris or Ruiz for any reason other than a good reason, we will pay the executive the earned but unpaid portion of his base salary through the termination date and any earned but unpaid vested incentive compensation under and consistent with plans adopted by us prior to the date of termination.  As to a termination by Messrs. Corrao or Howe for any reason other than a good reason, we will pay the executive the earned but unpaid portion of his base salary through the termination date and any other amounts and benefits owing to the executive under our then applicable employee benefit, long term incentive or equity plans and programs.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011.

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Richard K. Howe	169,115	67,647	0	2.50	11/3/2013	76,871	54,578	0	0
	35,000	70,000	0	2.50	11/24/2014	0	0	0	0
	0	61,177	0	2.50	6/30/2015	0	0	0	0
	0	117,492	0	2.50	7/2/2015	0	0	0	0

Wallace D. Ruiz	0	60,000	0	1.70	6/1/2015	28,672	20,357	0	0
	0	35,339	0	2.50	7/2/2015	0	0	0	0

Our Equity Compensation Plans

Our equity compensation plans include our 2005 Plan and our 2010 Plan, both of which have been approved by our stockholders.  The purpose of each of these plans is to advance the interests of our company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to us and upon whose efforts and judgment the success of our company is largely dependent.  Grants to be made under either of the plans may be made to our employees, our executive officers and members of our Board of Directors.

The Nominating, Corporate Governance and Compensation Committee has full authority to administer both of the plans, including determining recipients of awards and the amount and type of awards. The recipient of any grant under either the 2005 Plan or the 2010 Plan, and the amount and terms of a specific grant, are determined by the Nominating, Corporate Governance and Compensation Committee.  The Nominating, Corporate Governance and Compensation Committee determines the terms of each option at the time of the grant. Generally, the Nominating, Corporate Governance and Compensation Committee has discretion to provide for an exercise term of up to 10 years or, with respect to an incentive stock option, five years in the case of a participant who on the date of grant owns more than 10% of our outstanding voting stock. The Nominating, Corporate Governance and Compensation Committee may specify at or after the date of grant the time or times at which, and in what proportions, an option becomes vested and exercisable. Generally, under either plan options may be exercised commencing on or after the date of grant and ending on the expiration or termination of the option. Vesting may be based on the continued service of the participant for specified time periods or on the company attaining specified performance goals or both.

Awards of stock options granted under either the 2005 Plan or the 2010 Plan will automatically qualify for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to their expected terms. Under Section 162(m), the terms of the award must state an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the award although the Nominating, Corporate Governance and Compensation Committee has the discretion to decrease the amount of compensation payable.

The Nominating, Corporate Governance and Compensation Committee also has the discretionary authority to interpret either plan, to amend, waive or extend any provision or unit of any award, to approve the forms of agreement for use under the plan and to otherwise supervise the administration of the plan.  Information on each of these plans is set forth below.

2005 Plan

The Board has reserved a maximum of 1,000,000 shares of common stock for issuance under the 2005 Plan. In the event of a recapitalization, reclassification, stock split, combination, exchange, dividend or other distributions payable in capital stock, or other change in our corporate structure, we will adjust the number, kind and, with respect to options, the exercise price of, shares available for grant.  A participant may receive multiple awards under the 2005 Plan.  Shares delivered under the 2005 Plan will be authorized but unissued shares of our common stock. To the extent that any award payable in shares is forfeited or an award otherwise terminates or expires without the issuance of shares or vesting of restricted stock units, the shares covered thereby may again be made subject to awards under the 2005 Plan unless the participant who had been awarded those shares had already received dividends or other benefits of ownership with respect to those shares, but will be counted against that calendar year’s limit with respect to a given participant.

The Nominating, Corporate Governance and Compensation Committee may grant the following types of awards under the 2005 Plan.

●           Stock Options. Options to purchase shares of our common stock may be granted alone or in connection with other awards under the 2005 Plan. Options granted under the 2005 Plan may be either nonqualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of any stock option granted under the 2005 Plan may not be less than the fair market value of the shares of common stock at the date of grant. Further, in the event that an employee would otherwise be ineligible to receive an incentive stock option by reason of Code Sections 422(b)(6) or 424(d), the price of the shares intended to be incentive stock options may not be less than 110% of the fair market value of the shares of common stock at the date of grant. We will only grant incentive stock options under either plan to our employees including employees of any of our indirect or direct subsidiaries.

●           Restricted Stock. The Nominating, Corporate Governance and Compensation Committee may also grant awards of common stock subject to restrictions. Awards of common stock granted under the 2005 Plan may be granted alone or in connection with other awards under the 2005 Plan. Restricted stock represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements. Vesting requirements may be based on the continued service of the participant for specified time periods or on the company or the person, or both, attaining specified performance goals. Dividends or other distributions may be paid on shares of restricted stock. Recipients of restricted stock may have the same rights as our stockholders, including all voting and dividend rights.

●           Other Stock-Based Awards. The Nominating, Corporate Governance and Compensation Committee may grant other awards valued by reference to, or otherwise based on, shares of our common stock or on the fair market value thereof and subject to any terms and conditions determined by the Nominating, Corporate Governance and Compensation Committee. The awards may be granted alone or in tandem with other awards under the 2005 Plan.

If the participant is not vested as to his or her entire option at the time the participant terminates employment or is terminated as an employee, the unvested portion of the option will revert to the plan. If, after termination, the participant does not exercise his or her option within the time specified in the relevant agreement governing the option, the option will terminate and the shares will revert to the particular plan under which the grant was made.

Awards under the 2005 Plan are generally subject to special provisions upon the occurrence of a “change in control” transaction, as defined in the 2005 Plan. Under the 2005 Plan, in the event a participant is terminated “without cause” (as that term is defined in the agreement governing the award to the participant) during the one year period following a “change in control,” then:

●
any and all options granted thereunder which would vest with the passage of time were the participant to continue as an employee for the applicable period and the “current year’s percentage” (as defined below) of any options which are tied to performance standards that could possibly be achieved during the calendar year in which the participant’s employment has been terminated, will be deemed to vest in full and become immediately exercisable, and will remain exercisable throughout their entire term;

●
any restrictions imposed on restricted shares of common stock will lapse with respect to restricted shares which would vest with the passage of time were the participant to continue as an employee for the applicable period and the “current year’s percentage” of any restricted shares which are tied to performance standards that could possibly be achieved during the calendar year in which the participant’s employment has been terminated will be deemed earned; and

●
the maximum payout opportunities attainable under all other stock-based awards which would vest with the passage of time were the participant to continue as an employee for the applicable period will be deemed to be vested in full and the “current year’s percentage” will be deemed to have been fully earned for the calendar year in which the participant’s employment has been terminated.

Any of the awards vesting or exercised by virtue of a change in control will be paid in cash or in the sole discretion of the Nominating, Corporate Governance and Compensation Committee in shares to the participant within 30 days following the effective date of the termination of employment. Any shares issued in respect of these awards shall be valued at the fair market value as of the effective date of the termination of employment without cause.

The “current year’s percentage” means that percentage of the performance-based award that would have been satisfied for the calendar year in question based upon the product of (i) the percentage of calendar quarters completed for the year in which the employee is terminated without cause, multiplied by (ii) the performance-based award that the employee would have earned had the entire four calendar quarters of our performance and the employee’s performance for the year equaled the average quarterly performance for all calendar quarters completed prior to termination of the employee’s employment for the year in question.

The Nominating, Corporate Governance and Compensation Committee may, from time to time, amend or terminate the 2005 Plan. No amendment or modification of the 2005 Plan will adversely affect any outstanding award previously granted.  Under its terms the 2005 Plan will terminate in March 2016.  The number of shares of our common stock currently reserved for issuance under grants to be made under the 2005 Plan is 103,132 shares.

2010 Plan

The 2010 Plan reserved 3,200,000 shares of our common stock for issuance pursuant to the terms of the plan upon the grant of restricted stock awards, deferred stock grants, stock appreciation rights and/or the exercise of options granted under the 2010 Plan.  In March 2012, our stockholders approved an amendment to the 2010 plan which added an additional 2,500,000 shares of our common stock to the 2010 Plan.  The 2010 Plan provides that, in the event of any dividend (other than a cash dividend) payable on shares of our common stock, stock split, reverse stock split, combination or exchange of shares, or other similar event occurring after the grant of an award which results in a change in the shares of our common stock as a whole, (i) the number of shares issuable in connection with any such award and the purchase price thereof, if any, will be proportionately adjusted to reflect the occurrence of any such event and (ii) the Nominating, Corporate Governance and Compensation Committee will determine whether such change requires an adjustment in the aggregate number of shares reserved for issuance under the 2010 Plan or to retain the number of shares reserved and available under the plan in their sole discretion. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Nominating, Corporate Governance and Compensation Committee may declare that each option granted under the plan shall terminate as of a date to be fixed by the committee; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant’s option, in whole or in part, including as to options not otherwise exercisable.

The 2010 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2010 Plan will automatically increase on the first trading day of January each calendar year during the term of the 2010 Plan, beginning with calendar year 2011, by an amount equal to 1% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 250,000 shares of common stock.  As a result of the application of this evergreen formula and the amendment, the number of shares of our common stock currently reserved for issuance under grants to be made under the 2010 Plan is 1,865,555 shares.

The 2010 Plan provides for the grant of restricted stock awards, deferred stock grants, stock appreciation rights, incentive stock options and non-statutory stock options. In addition, the 2010 Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, restricted stock grants may also be made, as well as deferred stock grants and stock appreciation rights. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market.

All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee, except as provided by the Nominating, Corporate Governance and Compensation Committee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee’s right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators. Options are also subject to termination by the Nominating, Corporate Governance and Compensation Committee under certain conditions.

In the event of termination of employment because of death while an employee, or because of disability, the optionee’s options may be exercised not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier. If an optionee’s employment by us terminates because of disability and such optionee does not die within the following three months after termination, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier. If an optionee’s employment terminates for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate. If an optionee’s employment terminates for any reason other than death, disability or retirement, all rights to exercise the option will terminate not later than 90 days following the date of such termination of employment, except as otherwise provided under the plan. Non-qualified options are not subject to the foregoing restrictions unless specified by the Nominating, Corporate Governance and Compensation Committee.

The Board of Directors may amend, suspend or terminate the 2010 Plan at any time, except that no amendment shall be made which:

●
increases the total number of shares subject to the plan in excess of the evergreen formula or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization),

●	affects outstanding options or any exercise right thereunder,
●	extends the term of any option beyond 10 years, or
●	extends the termination date of the plan.

Unless the 2010 Plan is suspended or terminated by the Board of Directors, the 2010 Plan will terminate in June 2020. Any termination of the 2010 Plan will not affect the validity of any options previously granted thereunder.

U.S. Tax Treatment of Awards under the 2005 Plan and the 2010 Plan

Incentive Stock Options.  An incentive stock option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise for the longer of two years from the date of grant or one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”) then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, we will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options.  A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will at that time realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.  The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term capital gain (or loss), depending upon the holding period of the shares.

Other Awards.  Recipients of restricted stock are generally subject to ordinary income tax at the time the restrictions lapse on the shares, unless the recipient elects to accelerate recognition as of the date of grant. Recipients of unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding tax deduction at the same time the participant recognizes ordinary income.

PRINCIPAL STOCKHOLDERS

At April 1, 2012, we had 23,482,123 shares of common stock issued and outstanding. The following table sets forth information known to us as of April 1, 2012 relating to the beneficial ownership of shares of our common stock by:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each director and nominee;
●	each named executive officer; and
●	all named executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 143 Varick Street, New York, New York 10013. We believe that all persons, unless otherwise noted, named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the that date, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

Name of Beneficial Owner	# of Shares Beneficially Owned	% of Class

Charles Morgan1	1,696,347	5.0%
Richard K. Howe2	739,058	3.5%
Peter A. Corrao3	625,833	2.7%
John B. Pisaris4	257,386	1.1%
Wallace D. Ruiz5	165,932	*
Joe Durrett	87,612	*
Charles Pope6	71,129	*
Adele Goldberg	68,514	*
All named executive officers, directors and director nominees as a group (six persons) 1, 2, 3, 4, 5, 6	3,711,811	15.8%

William Blair & Company, L.L.C. 7 222 West Adams St. Chicago, IL 60606	2,804,643	11.9%

———————

*           represents less than 1%
1           Includes 1,050,000 shares of common stock held in a separate account (the "Separately Managed Account") managed by Bridgehampton Capital Management LLC ("BCM") for Charles Morgan.  BCM is the sole manager of Bridgehampton Multi-Strategy Fund LLC (f/k/a Bridgehampton Arbitrage LLC, "Multi-Strategy Fund") and Bridgehampton Monument Fund LLC ("Monument Fund", and together with the Multi-Strategy Fund, the "Funds") and the manager of the Separately Managed Account. The Multi-Strategy Fund directly owns 350,000 shares of common stock and the Monument Fund directly owns 250,000 shares of common stock.   Kenneth E. Lee is the managing member of BCM. Mr. Morgan, a member of BCM, has joint trading authority with respect to the shares of the issuer held by the Funds and in the Separately Managed Account. Therefore, each of BCM and Mr. Lee may be deemed to share beneficial ownership (but only partial pecuniary interest) of the shares beneficially owned by the Funds and the Separately Managed Account.  Includes 15,832 shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of April 1, 2012.
2           Includes 412,982 shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of April 1, 2012.
3           Includes 77,000 shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of April 1, 2012.
4           Includes 186 shares and 1,985 shares, respectively, held by Mr. Pisaris' minor children.
5           Includes 48,500 shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of April 1, 2012.
6           Includes 7,498 shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of April 1, 2012.
7           Based on Schedule 13G filed with the Securities and Exchange Commission on January 30, 2012 regarding the Company and Schedule 13G filed with the Securities and Exchange Commission on January 30, 2012 regarding Vertro.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Plans approved by our stockholders:
2005 Long-Term Incentive Plan	908,510	$2.56	47,490
2010 Equity Compensation Plan	775,571	$2.66	109,188
Plans not approved by stockholders	767,000	$2.55	0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our June 2011 offering resulting in gross proceeds to us of $2,700,000, funds managed by Bridgehampton Capital Management LLC, a principal stockholder of our company, and an affiliate of Mr. Morgan, a member of our Board of Directors, purchased $600,000 in the offering upon the same terms and conditions as the other investors.  Other than this transaction, there have been no transactions since January 1, 2011 nor are there any currently proposed transactions in which we were or are to be participant in which any related person had or will have a direct or indirect material interest.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

As of the date of this proxy statement, we had not received notice of any stockholder proposals for the 2012 Annual Meeting described herein and proposals received subsequent to the date of this proxy statement will be considered untimely. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2013 annual meeting, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Inuvo, Inc.
Attention: Corporate Secretary
143 Varick Street
New York, New York  10013
Facsimile: (561) 491-2716

Under Rule 14a-8, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting.  However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, stockholder proposals intended to be presented at the 2013 annual meeting must be received by us at our principal executive office no later than December 13, 2012 in order to be eligible for inclusion in our 2013 proxy statement and proxy relating to that meeting.  Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

You may propose director candidates for consideration by the Board’s Nominating, Corporate Governance and Compensation Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership, information regarding the candidate as would be required to be included in a proxy statement filed pursuant to SEC regulations, and a written indication by the recommended candidate of her or his willingness to serve, and should be directed to the Corporate Secretary of Inuvo at our principal executive offices: Inuvo, Inc., 143 Varick Street, New York, New York  10013 within the time period described above for proposals other than matters brought under SEC Rule 14a-8.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

As required, we have filed our 2011 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the 2011 Form 10-K by writing to us at 143 Varick Street, New York, New York  10013, Attention: Corporate Secretary, or from our website, www.inuvo.com.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Inuvo, Inc., Attention: Corporate Secretary, 143 Varick Street, New York, New York  10013 or by faxing a communication to (561) 491-2716.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Corporate Secretary, Inuvo, Inc., 143 Varick Street, New York, New York  10013 .  Please note that additional information can be obtained from our website at www.inuvo.com.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Peter Corrao
Peter Corrao, Chief Executive Officer and President
New York, New York
May 7, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – JUNE 21, 2012 AT 9:30 A.M.
	CONTROL ID:	XXXXXXX
	PROXY ID:	XXXXXXX
	PASSWORD:	XXXXXXX

The undersigned, a stockholder of Inuvo, Inc. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint John B. Pisaris and Wallace D. Ruiz, and each of them, proxy, with power of substitution, for and in the name of the undersigned to attend the 2012 Annual Meeting of stockholders of the Company to be held at The Penn Club of New York, Chestnut Boardroom, 4th Floor, 30 W. 44th Street, New York, NY 10036 on June 21, 2012 beginning at 9:30 A.M., local time, or at any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by fax, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Cardpromptly using the postage paid envelope enclosed.
FAX:	Complete the reverse portion of this Proxy Cardand Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com
PHONE:	1-866-752-VOTE

ABC HOLDER 400 MY STREET CHICAGO, IL 60605

2012 ANNUAL MEETING OF STOCKHOLDERS OF INUVO, INC. PROXY SOLICATED ON BEHALF OF THE BOARD OF DIRECTORS	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLANK INK AS SHOW HERE: ☑

PROPOSAL 1	›	FOR	AGAINST	ABSTAIN
TO ELECT THREE CLASS I DIRECTORS		☐	☐	☐	CONTROL ID:
RICHARD K. HOWE		☐	☐	☐	REQUEST ID:
CHARLES D. MORGAN		☐	☐	☐
JOSPEH P. DURRETT		☐	☐	☐

PROPOSAL 2	›	FOR	AGAINST	ABSTAIN
TO RATIFY THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL ITEMS ABOVE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S).  IF NO SUCH DIRECTIONS ARE MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.  IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXY WILL VOTE IN ACCORDANCE WITH HIS BEST JUDGMENT.

MARK “X” IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR AN ADDRESS CHANGE ☐ NEW ADDRESS IF APPLICABLE:
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IMPORTANT; PLEASE SIGN AS YOUR NAME OR NAMES APPEAR ON THIS PROXY.  WHEN SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.  WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TILE AS SUCH.  IF SIGNER IS A CORPORATION, PLEAS SIGN FULL CORPOATION NAME BY DULY AUDHOTIRZE OFFICER, GIVING FULL TITLE AS SUCH.  IF SIGNER IS A PARTNERHISP, PLEASE SIN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

DATED: ____________________, 2012

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(PRINT NAME OF STOCKHOLDER AND/OR JOINT TENANT)

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(SIGNATURE OF STOCKHOLDER)

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(SECOND SIGNATURE IF HELD JOINTLY)